Exhibit 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities of 58.com Inc.*

Name	Jurisdiction of Incorporation

Subsidiaries:
China Classified Network Corporation	British Virgin Islands
China Classified Information Corporation Limited	Hong Kong
Beijing Chengshi Wanglin Information Technology Co., Ltd.	PRC
58 Tongcheng Information Technology Co., Ltd.	PRC
Ruiting Network Technology (Shanghai) Co., Ltd.	PRC
Anjuke Inc.	Cayman Islands
58.com Holdings Inc.	British Virgin Islands
Falcon View Technology	Cayman Islands
Beijing Yangguang Gudi Science Development Co., Ltd.	PRC
Magic Heart Inc.	British Virgin Islands
Zhuan Spirit Holdings Limited	Cayman Islands
Zhuan Vision Holdings Limited	Hong Kong
Tianjin Zhuanzhuan World Technology Co., Ltd.	PRC

Consolidated Affiliated Entities and Their Subsidiaries:
Beijing 58 Information Technology Co., Ltd.	PRC
Shanghai Ruijia Information Technology Co., Ltd.	PRC
58 Co., Ltd.	PRC
Beijing 58 Auto Technology Co., Ltd.	PRC
Beijing Shanjing Kechuang Network Technology Co., Ltd.	PRC
Beijing Zhuanzhuan Spirit Technology Co., Ltd.	PRC

Unconsolidated Subsidiaries and Their Controlled Affiliates**:
58 Daojia Inc.	British Virgin Islands
Beijing 58 Daojia Information Technology Co., Ltd.	PRC
Tianjin 58 Daojia Life Services Co., Ltd.	PRC

Note:

*	The registrant has omitted from this list its other consolidated entities of the registrant that, in the aggregate, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X as of December 31, 2017.

**	58 Daojia Inc., or 58 Home, is the holding company of the PRC entities that operate 58 Home business. On November 27, 2015, 58 Home completed a Series A equity funding round, with participation from Alibaba Group Holding Limited, global investment firm KKR, and Ping An Group. Following the closing of the Series A financing of 58 Home, 58.com Inc. held 87.9% of the total outstanding ordinary shares of 58 Home and 61.7% of the total outstanding shares of 58 Home on an as-converted basis. As certain rights provided to the noncontrolling Series A preferred shareholders of 58 Home would be viewed as substantive participating rights under U.S. GAAP, we have ceased consolidating the financial results of 58 Home in our consolidated financial statements in accordance with U.S. GAAP since November 27, 2015.